Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2019 Equity Incentive Plan of Ironwood Pharmaceuticals, Inc. of our report dated April 18, 2023 (except for Note 2.1, as to which the date is September 11, 2023), with respect to the consolidated financial statements of VectivBio Holding AG, included in Ironwood Pharmaceutical Inc.’s Current Report on Form 8-K dated September 11, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AG

Basel, Switzerland

November 9, 2023